                      MEDIAONE INTERNATIONAL HOLDINGS, INC.

                   MEDIAONE UK CABLE, INC. and MEDIAONE CABLE
                           PARTNERSHIP HOLDINGS, INC.

                        LIBERTY MEDIA INTERNATIONAL, INC.

                     UNITED ARTISTS PROGRAMMING-EUROPE, INC.

                           TELEWEST COMMUNICATIONS plc




                          -----------------------------
                          THE 1999 AMENDED AND RESTATED
                             RELATIONSHIP AGREEMENT

                                    CONTENTS

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CLAUSE                                                                                       PAGE

INTERPRETATION................................................................................ 2

CONDITION..................................................................................... 8

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS.................................................. 9

DIRECTORS....................................................................................  9

CLOSING...................................................................................... 10

MATTERS REQUIRING CONSENT.................................................................... 10

VOTING AGREEMENT AMONG LIBERTY GROUP AND MEDIAONE GROUP...................................... 11

RESTRICTIONS ON TRANSFERS BY LIBERTY GROUP AND U S WEST GROUP................................ 12

SPECIFIC RIGHTS OF SHAREHOLDER GROUPS TO MAINTAIN OWNERSHIP LEVEL............................ 16

GENERAL RIGHTS OF SHAREHOLDER GROUPS TO MAINTAIN OWNERSHIP LEVEL............................. 22

NONCOMPETITION............................................................................... 22

SCOPE OF COMPANY BUSINESS.................................................................... 25

CONTRACTUAL RESTRICTIONS..................................................................... 26

INDEMNIFICATION.............................................................................. 26

GAIN RECOGNITION CONSENT REQUIREMENTS........................................................ 27

CITY CODE ON TAKEOVERS AND MERGERS........................................................... 28

CONFIDENTIALITY.............................................................................. 28

JOINT AND SEVERAL LIABILITY FOR CONTROLLED AFFILIATES........................................ 28

TERM......................................................................................... 28

TERMINATION OF 1994 AND 1995 AGREEMENTS...................................................... 28

COMPETITION.................................................................................. 29


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


COSTS........................................................................................ 29

FURTHER ASSURANCE ........................................................................... 29

GENERAL...................................................................................... 29

ASSIGNMENT................................................................................... 30

NOTICES...................................................................................... 30

GOVERNING LAW AND JURISDICTION............................................................... 31

COUNTERPARTS................................................................................. 32

SCHEDULE 1................................................................................... 33
      CONTRACTUAL RESTRICTIONS............................................................... 33

SCHEDULE 2................................................................................... 34
      DEED OF ADHERENCE...................................................................... 34

SCHEDULE 3................................................................................... 35
      PROVISIONS PRESERVED FROM THE OLD RELATIONSHIP
      AGREEMENT.............................................................................. 35

THIS AGREEMENT is made as of 21 May 1999

BETWEEN:

(1) MEDIAONE INTERNATIONAL HOLDINGS, INC. (previously known as US WEST International Holdings Inc.), a company incorporated in Delaware, USA whose principal place of business is 7800 East Orchard Road, Englewood, Colorado 80111, USA (MediaOne Holdings);

(2) MEDIAONE UK CABLE, INC. (previously known as US WEST UK Cable Inc.) and MEDIAONE CABLE PARTNERSHIP HOLDINGS, INC. (previously known as US WEST Cable Partnership Holdings Inc.), each being a company incorporated in Delaware, USA whose principal place of business is 7800 East Orchard Road, Englewood, Colorado 80111, USA (MEDIAONE UK and MEDIAONE CABLE respectively);

(3) LIBERTY MEDIA INTERNATIONAL, INC., a company incorporated in Delaware, USA whose principal place of business is 9197 South Peoria Street, Englewood, Colorado 80112 USA (Liberty) (formerly known as TeleCommunications, International Inc.);

(4) UNITED ARTISTS PROGRAMMING-EUROPE, INC., a company incorporated in Colorado, USA whose principal place of business is 9197 South Peoria Street, Englewood, Colorado 80112 USA (UAP-E); and

(5) TELEWEST COMMUNICATIONS PLC, a company incorporated in England and Wales (registered no. 2983307), whose registered office is at Genesis Business Park, Albert Drive, Woking, Surrey GU21 5RW, England (the COMPANY).


WHEREAS:

(A) The parties to this Agreement together with Cox Communications, Inc. (COX), Cox UK Communications, L.P. (CUK), SBC International, Inc., (SBCI) and Southwestern Bell International Holdings (UK-1) Corporation (SBIHUK-1) entered into an agreement dated 15 April 1998 and subsequently made certain amendments to it, which amendments were incorporated in an amended and restated agreement dated as of 15 April 1998 (the 1998 AGREEMENT).

(B) Since the signing of the 1998 Agreement, Cox, CUK, SBCI and SBIHUK-1 have ceased to be shareholders in the Company and the parties to this Agreement wish to make certain amendments to the 1998 Agreement, which amendments are incorporated in this Agreement.

(C) The parties have agreed that this Agreement shall replace the 1998 Agreement in all respects with effect from 21 May 1999.

THE PARTIES AGREE as follows:

INTERPRETATION

1.1 In this Agreement, unless indicated to the contrary:

Act means the Companies Act 1985 (as amended);

Affiliate means with respect to any Person, any other Person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with such Person;

ADS means an American Depository Share representing Ordinary Shares;

Board means the board of directors of the Company;

business day means any day other than a Saturday or Sunday or a public holiday in the State of Colorado, the State of Delaware or England and Wales;

Cable Telephony means any voice or data telecommunications transmission service which operates in whole or in part by cable links to subscribers' premises, is interconnected at some point to a public switched network and is intended to serve customers in the United Kingdom;

Cable Television means any service provided to customers on a subscription or pay-per-view basis which sends sounds or visual images or both by means of cable, radio or microwave transmission systems for television reception at two or more locations, whether sent for simultaneous reception or at different times in response to subscribers' requests, including without limitation video on demand and other interactive services and other entertainment, telecommunications and information services proposed to be offered by the Company, as described in the Disclosure Documents;

Change in Control means

(a) with respect to MediaOne Holdings and its Affiliates, the acquisition (whether by merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions) of beneficial ownership of equity interests in MediaOne Holdings or any of its Affiliates by any Person (other than pursuant to a distribution in specie, spin off, share dividend, demerger or similar transaction and other than any acquisition of beneficial ownership by MediaOne Holdings or any of its Affiliates) as a result of which such Person has the power, directly or indirectly, to direct the voting and disposition of Ordinary Shares held by MediaOne Holdings and its Affiliates representing at least 15 per cent. of the outstanding Ordinary Shares of the Company provided that any change in the

         Control of MediaOne shall not be deemed a Change in Control for the purposes of this Agreement; and

(b) with respect to Liberty and its Affiliates, the acquisition (whether by merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions) of beneficial ownership of equity interests in Liberty or any of its Affiliates by any Person (except pursuant to a distribution in specie, spinoff, share dividend, demerger or similar transaction and other than any acquisition of beneficial ownership by Liberty or any of its Affiliates) as a result of which such Person has the power, directly or indirectly, to direct the voting and disposition of Ordinary Shares held by Liberty and its Affiliates representing at least 15 per cent. of the outstanding Ordinary Shares of the Company, provided that any change in the Control of TCI, Liberty Media Corporation or AT&T Corporation shall not be deemed a Change in Control for purposes of this Agreement.

A Change in Control shall be deemed voluntary if it is the result of a transaction agreed to by Liberty or any of its Affiliates or by MediaOne Holdings or any of its Affiliates, as the case may be. A Change in Control shall be deemed involuntary if it is the result of actions by Persons other than Liberty or any of its Affiliates or MediaOne Holdings or any of its Affiliates, as the case may be, taken without the agreement or consent of Liberty or any of its Affiliates or of MediaOne Holdings or any of its Affiliates, as the case may be;

Closing Price means the sale price for Ordinary Shares (i) with respect to Ordinary Shares to be offered on the London Stock Exchange, the sale price which appears on the relevant Reuters Screen for the Company as of 11:00 a.m. (London time) on a Trading Day, provided that if such Ordinary Shares do not appear on such Reuters Screen or such Reuters Screen is temporarily unavailable, the sale price with respect to the Ordinary Shares will be the last reported sale price which appears in the Official List of the London Stock Exchange on a Trading Day and (ii) with respect to Ordinary Shares to be offered on the New York Stock Exchange in the form of ADSs the last reported sale price on a Trading Day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices as reported on the New York Stock Exchange Composite Tape, or, if such sales are not so reported, the reported last sale price or, if no such sale takes place on such day, the average of the reported closing bid and asked prices on the principal national securities exchange on which the ADSs are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System (NASDAQ), or if the ADSs are not quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected by the Board for that purpose;

Control means with respect to, any Person, the possession, directly or indirectly, by another Person of the power to direct or cause the direction of the management or policies of such Person, whether through equity ownership, by contract or otherwise, but a Person shall not be deemed to Control another Person solely by virtue of any veto rights granted to it as a minority equity owner or by virtue of super majority voting rights and the words Controlled and Controlling shall be construed accordingly;

Controlled Affiliate means with respect to any Person, any Affiliate of such Person which is under the Control of such Person provided that each of Flextech plc, At Home Corporation, Princes Holdings Limited and MPC shall not be treated as a Controlled Affiliate of the Liberty Group or the MediaOne Group and TWE shall not be treated as a Controlled Affiliate of the MediaOne Group;

Controlling Shareholder has the same meaning as in paragraph 3.12 of Chapter 3 of the Listing Rules;

Director means a director of the Company;

Disclosure Documents means the prospectus, registration statement and listing particulars filed, distributed or used in connection with Old Telewest's initial public offering of Ordinary Shares in 1994 or in connection with the Company's acquisition of SBC CableComms and Old Telewest in 1995;

Fair Market Value means as to any property, the price at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the facts, in an arm's length transaction without time constraints, and without being under any compulsion to buy or sell;

Fixed Wireless Telephony means a telecommunication service consisting of the conveyance of messages through the agency of Wireless Telegraphy (as defined in the United Kingdom Wireless Telegraphy Act 1949) to or from any Applicable Cable System (as defined in the relevant telecommunications license) operated by the Company or an Affiliate under a Telecommunications License (as defined in the IPO Documents) held by it or an Affiliate directly from or to any apparatus designed or adapted to be capable of being used while in motion, provided that such service would not involve the operation of a network capable of handling calls off from radio or cell site to cell site;

Fully Diluted Ordinary Shares means, at any time, the Ordinary Shares in issue at such time and the Ordinary Shares which would be in issue if all options and rights outstanding for the time being to subscribe for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares were exercisable and had been exercised and the relevant Ordinary Shares and securities issued and all securities convertible into or exchangeable for Ordinary Shares in issue (or assumed to be in issue) at such time were convertible or exchangeable and had been converted or exchanged and the relevant Ordinary Shares issued;

Group System means any Cable Television or Cable Telephony system in which the Company has a direct or indirect ownership interest from time to time;

Independent Directors means those Directors who are not designated by the Liberty Group or the MediaOne Group in accordance with Article 71 of the 1999 Articles and are not partners, officers or employees of, and do not have a material consultancy with, the Liberty Group or the MediaOne Group;

IPO Documents means the prospectus, registration statement and listing particulars filed, distributed or used in connection with Old Telewest's initial public offering of Ordinary Shares in 1994;

Liberty Media Corporation, a Delaware Corporation:

Liberty Group means Liberty and its Affiliates from time to time or any Person or group of Persons within the meaning given to the expression "Liberty Group" in the 1999 Articles;

Liberty Shareholder means UAP-E (whilst a member of the Liberty Group and a Shareholder) and/or any Shareholder who is a member of the Liberty Group for the time being;

MediaOne means MediaOne, Group Inc., a Delaware corporation;

MediaOne Group means MediaOne Holdings and its Affiliates from time to time or any Person or group of Persons within the meaning given to the expression "MediaOne Group" in the 1999 Articles;

MediaOne Shareholder means each of MediaOne UK and MediaOne Cable (whilst it is a member of the MediaOne Group and a Shareholder) and/or any Shareholder who is a member of the MediaOne Group for the time being;

MPC means Mercury Personal Communications, a partnership doing business as "One-2-One";

1999 Articles means the articles of association to be adopted by the Company in the agreed form at the Company's Annual General Meeting to be held in 1999;

1994 Agreements means the Old Shareholders' Agreement and the Old
Relationship Agreement;

1995 Agreements means the Co-operation Agreement and the Share Dealing
Agreement;

Offer Documents means the offer documents and circulars sent to shareholders of the Company and/or to shareholders of General Cable PLC and the disclosure documents incorporating UK listing particulars and US proxy solicitation materials published in connection with the offer by the Company for all of the issued share capital of General Cable PLC made on 29 June 1998 and the related open offer to the Company's shareholders made on the same date;

Old Relationship Agreement means the relationship agreement entered into as of 22 November 1994 by and among Old Telewest, Liberty, MediaOne Holdings and the parties to the Old Shareholders' Agreement as amended by an agreement between the same parties as of 19 June 1995 and as further supplemented by an agreement between the same parties and the Company dated 3 October 1995;

Old Shareholders' Agreement means the shareholders' agreement dated as of 22 November 1994 by and between United Artists Cable Television UK Holdings, Inc., UAP-E, MediaOne UK and MediaOne Cable as amended by an agreement between the same parties dated 19 June 1995 and supplemented by a further agreement between the same parties, Old Telewest and the Company dated 3 October 1995;

Old Telewest means Telewest Communications Cable Limited, a company incorporated in England and Wales (registered no. 2883742) whose registered office is at Genesis Business Park, Albert Drive, Woking, Surrey GU21 5RW, England;

Ordinary Share means an ordinary share, 10p par value, of the Company, including any such share represented by an ADS, and wherever this Agreement requires or permits the calculation of a number or percentage of Ordinary Shares in issue held by any Shareholder or Shareholder Group such number or percentage shall include the Pro Rata Shares of that Shareholder or Shareholder Group;

Ownership Interest means, with respect to each Person owning an interest in TW Holdings, all of the interests of such Person in TW Holdings (including, without limitation, an interest in the profits and losses of TW Holdings, a capital account interest in TW Holdings and all other rights and obligations of such Person under the TW Holdings Operating Agreement);

Percentage Ownership has the meaning given to that expression in clause 10.1;

Permitted Demerger means a distribution in specie, share dividend, spin off, demerger or similar transaction resulting in one or more Affiliates of the transferor owning 80 per cent. or more of the Ordinary Shares owned by the transferor immediately prior to such transaction;

Person means an individual, corporation, general or limited partnership, limited or unlimited liability company, trust, association, unincorporated organisation, government or any authority, agency or body thereof, or other entity;

Private Transfer means the Transfer of Shares by a Shareholder in a negotiated transaction, rather than through a brokerage transaction effected on a national securities exchange, NASDAQ or the London Stock Exchange;

Pro Rata Shares means, with respect to any Shareholder Group at any time, the number of Ordinary Shares held by TW Holdings attributable to such Shareholder Group being the product rounded to the nearest whole number of (x) the sum of the number of Ordinary Shares owned by TW Holdings multiplied by (y) the aggregate percentage Ownership Interest in TW Holdings, expressed as a decimal, held by members of such Shareholder Group as at such time;

Public Transfer means the Transfer of Shares by a Shareholder through a brokerage transaction effected on a national securities exchange, NASDAQ or the London Stock Exchange, including a Private Transfer to a broker in anticipation of a Public Transfer to be effected by that broker;

Qualifying Group has the meaning given to that expression in clause 10.1;

Relevant Person means a director, officer or employee of any of Liberty, MediaOne Holdings or their respective Affiliates;

Required Consent has the meaning given to that expression in clause 6.2;

Share Dealing Agreement means the share dealing agreement dated 3 October 1995 and made between Cox, CUK, SBCI, SBIHUK-1, SBIHUK-2, Liberty, MediaOne Holdings and the Company/Old Telewest;

Shareholders means each of MediaOne UK, MediaOne Cable, UAP-E and each Person who acquires Shares and becomes a party to this Agreement by completing, executing and delivering a deed of adherence in accordance with clause 26.2, for so long as it holds any Shares or owns any Shares and remains a party to this Agreement;

Shareholder Group means any of the Liberty Group or the MediaOne Group;

Shares means the Ordinary Shares;

TCI means Tele-Communications, Inc., a Delaware corporation;

Telewest Group means the Company and every Person Controlled by the Company;

Trading Day means each Monday, Tuesday, Wednesday, Thursday and Friday other than a day on which securities are not traded on the applicable exchange or market;

Transfer means, in relation to any Shares, to sell, assign, pledge, grant a security interest in, or otherwise dispose of such shares or any legal or beneficial interest therein or agree to do any of the foregoing;

TWE means Time Warner Entertainment Company, L.P.;

TW Holdings means TW Holdings, L.L.C., a Colorado limited liability company;

TW Holdings Operating Agreement means the amended and restated operating agreement of TW Holdings dated 1 September 1998, as amended and restated from time to time;

United Kingdom or UK means England, Wales, Scotland and Northern Ireland, as their territories and boundaries exist on 1 September 1998;

Wireless Telephony means any voice or data telecommunications transmission service which operates by means of radiowave, microwave, cellular or other similar technology as part of a licensed mobile communications system or personal communications network.

1.2 In this Agreement unless indicated to the contrary, a reference to:

    1.2.1 a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time whether before or after the date of this Agreement and any subordinate legislation made under the statutory provision whether before or after the date of this Agreement;

    1.2.2 a Person includes a reference to that Person's legal personal representatives, successors and lawful assigns;

    1.2.3 a clause or schedule, unless the context otherwise requires, is a reference to a clause of or schedule to this Agreement; and

    1.2.4 a document is a reference to that document as from time to time supplemented or varied.

1.3 The headings in this Agreement do not affect its interpretation.

CONDITION

2. The provisions of this Agreement are conditional upon this Agreement being approved by shareholders independent of MediaOne Holdings and Liberty at the Company's Annual General Meeting for 1999.

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

Each party represents, warrants and undertakes to each other party (other than a member of the same Shareholder Group), as of the date of execution of this Agreement, as follows:

3.1 it is duly organised or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation;

3.2 it has full power and authority to conduct its business as currently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement and the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated by this Agreement have been duly authorised by all necessary corporate or partnership action;

3.3 the obligations expressed to be undertaken by it under this Agreement are legal, valid and binding upon it except as validity, binding effect and the enforceability may be subject to or limited by bankruptcy, insolvency, reorganisation, moratorium and other similar laws relating to or affecting the rights of creditors generally, and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity;

3.4 the execution and delivery of this Agreement by it and compliance by it with the provisions of this Agreement will not violate, result in any breach of, constitute a default under or require a consent or waiver under its certificate of incorporation, articles of incorporation, bylaws, memorandum and articles of association, operating agreement or partnership agreement, as the case may be, or any indenture, lease, agreement or instrument to which it is a party or by which it or any of its property may be bound, or under any decree, judgment, order, statute, legal principle, rule or regulation applicable to it, other than any violation, breach or default that would not have an adverse effect on the performance by it of the terms of this Agreement; and

3.5 it has obtained, made or given all material authorisations, orders, approvals, consents, registrations, filings and notices required to be obtained, made or given by it from, with or to any Person with respect to entering into this Agreement.

DIRECTORS

4.1 DELIBERATELY BLANK

4.2 The Directors other than the MediaOne Designated Directors or the Liberty Designated Directors (each as defined in the 1999 Articles) shall be appointed by the Board or the Company in general meeting provided that each such appointee shall be a person reasonably acceptable to the MediaOne Designated Directors for so long as the MediaOne Group is a Qualifying Group and the Liberty Designated Directors for so long as the Liberty Group is a Qualifying Group.

CLOSING

5. CLAUSE 5 IS DELIBERATELY BLANK

MATTERS REQUIRING CONSENT

6.1 For so long as the MediaOne Group or the Liberty Group hold 15 per cent. or more of the Ordinary Shares in issue for the time being and from time to time (ignoring any Ordinary Shares issued after 15 April 1998 pursuant to or for the purposes of share options), the Company shall not and shall procure that none of its subsidiary undertakings will do, or agree to do, any of the following things without the Required Consent and no Shareholder shall knowingly acquiesce in the doing thereof without the Required Consent:

6.1.1 any material acquisition or disposal outside the ordinary course of the business of the Telewest Group, and for these purposes an acquisition or disposal shall be deemed material and outside the ordinary course of the business of the Telewest Group if it represents a class 2 transaction under the Listing Rules of the London Stock Exchange or the Company intends in any event, or is required, to announce the acquisition or disposal;

6.1.2 incur any borrowings or indebtedness in the nature of borrowings after (otherwise than under a facility or agreement entered into before) 1 September 1998 which when aggregated with any borrowings or indebtedness in the nature of borrowings of the Telewest Group so incurred and outstanding at the time being (ignoring intra-group borrowings and indebtedness and borrowings or indebtedness under any facility or agreement for which the Required Consent has already been obtained) exceeds (pound)50 million or, after 1 September 1998, grant any security interests in any assets which, when aggregated with other assets of the Telewest Group over which security interests are granted after this Agreement becomes unconditional (ignoring any security interests for which the Required Consent has already been obtained), together have a Fair Market Value of (pound)50 million or more, or agree to any material amendment, supplement or variation of the terms of any borrowings, indebtedness in the nature of borrowings or security interests;

6.1.3 allot or issue any shares or securities convertible into or exchangeable for shares or grant any options or rights to subscribe for shares or any such securities (other than the issue of Ordinary Shares pursuant to clause 10 and pursuant to the exercise of any option (to the extent required under its terms to be met by an issue of new shares rather than a transfer of existing shares) or the conversion or exchange of any security granted or issued prior to 15 April 1998 or with the Required Consent after 1 September 1998);

6.1.4 appoint or remove the Chief Executive Officer of the Company; or

6.1.5 increase the number of Directors holding office for the time being beyond 14.


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
6.2 For the purposes of clause 6.1, Required Consent means prior consent by notice to the Company from:

6.2.1 the MediaOne Group, for so long as the MediaOne Group holds or owns in aggregate 15 per cent. or more of the Ordinary Shares in issue for the time being; and

6.2.2 the Liberty Group, for so long as the Liberty Group holds or owns in aggregate 15 per cent. or more of the Ordinary Shares in issue for the time being.

VOTING AGREEMENT AMONG LIBERTY GROUP AND MEDIAONE GROUP

7.1 Subject to clause 7.3 the MediaOne Shareholders and the Liberty Shareholders undertake to one another that they shall exercise the voting rights attached to the Ordinary Shares owned by them and shall cause the Directors nominated by them to vote (subject to their fiduciary duties as Directors of the Company) in all matters in such manner as shall be agreed upon by the Liberty Shareholders and the MediaOne Shareholders provided that if the Liberty Shareholders or the MediaOne Shareholders (or the directors nominated by them respectively) have a conflict of interest in any matter, they shall abstain and the others may vote on such matter as they deem appropriate.

7.2 If the Liberty Shareholders and the MediaOne Shareholders cannot agree on any matter within a period of 10 days after the matter is first presented for decision, the matter in dispute shall be referred to the Chief Executive Officers of Liberty and the ultimate parent company of the MediaOne Shareholders (or other representatives designated by each of such Shareholder Groups) and the decision of such officers shall be final and binding. If those officers cannot agree on any matter presented to them prior to the earlier of the date the vote is to be taken or five days after the matter is first submitted to them, voting shall occur in such manner that would be most likely to continue the status quo, without materially increasing the Company's financial obligations or materially deviating from its approved budget and business plan.

7.3 Clauses 7.1 and 7.2 shall cease to apply if after 31 December 1999 the Liberty Group or the MediaOne Group so elect by notice given to the other following the disposal by the other after 15 April 1998 of more than 43 million Ordinary Shares (through one or more transactions) otherwise than to an Affiliate or pursuant to a Permitted Demerger or a transfer permitted by clause 8.3.2.

7.4 Subject to clause 7.8, each Liberty Shareholder and MediaOne Shareholder shall exercise its voting rights attached to the Ordinary Shares owned by it (and its rights under the TW Holdings Operating Agreement in respect of the voting rights attached to the Ordinary Shares held by TW Holdings) and shall make reasonable efforts to ensure that (subject to their fiduciary duties) its appointees on the Board conduct themselves in such a way that:

7.4.1 the terms of this Agreement are implemented in full; and

7.4.2 no amendments to the 1999 Articles shall be effected which would be contrary to the maintenance of the Company's independence from the Liberty Group and the MediaOne Group.

7.5 Subject to clause 7.8, each Liberty Shareholder and MediaOne Shareholder agrees with the Company not to use its voting rights attached to the Ordinary Shares owned by it (other than its rights arising under article 71 of the 1999 Articles) (and to exercise its rights under the TW Holdings Operating Agreement in respect of the voting rights attached to the Ordinary Shares held by TW Holdings) to vote in favour of the appointment of a person to the Board who is an employee, partner or officer of, or has a material consultancy with, any member of the Liberty Group or the MediaOne Group.

7.6 Subject to clause 7.8, if any transaction, arrangement or agreement (or amendment thereto) to which the Telewest Group is a party or proposes to be a party gives rise to a conflict between the interests of the Liberty Group or the MediaOne Group and the interests of the Telewest Group, the prior approval of the Board consisting solely of the Independent Directors and the Directors appointed by the MediaOne Group (in the case of an arrangement with the Liberty Group) or by the Liberty Group (in the case of an arrangement with the MediaOne Group) shall be required before the Telewest Group can proceed with the transaction, arrangement or agreement (or amendment thereto), as the case may be.

7.7 Subject to clause 7.8, any transactions, agreements or arrangements (including trading arrangements) between any member of the Liberty Group or the MediaOne Group and the Telewest Group shall be at arm's length on a normal commercial basis and will be subject to the prior approval of the Board consisting solely of Independent Directors and the Directors appointed by the MediaOne Group (in the case of an arrangement with the Liberty Group) or by the Liberty Group (in the case of an arrangement with the MediaOne Group).

7.8 Clauses 7.4, 7.5, 7.6 and 7.7 shall only apply for so long as the MediaOne Group and the Liberty Group continue to be the Controlling Shareholder of the Company.

RESTRICTIONS ON TRANSFERS BY LIBERTY GROUP AND US WEST GROUP

8.1 Subject to clause 8.3, the MediaOne Shareholders undertake to Liberty that the MediaOne Group shall not Transfer any Shares to any Person on or before 31 December 1999.

8.2 Subject to clause 8.3, the Liberty Shareholder undertakes to MediaOne Holdings that the Liberty Group shall not Transfer any Shares to any Person on or before 31 December 1999.

8.3 The restrictions contained in clauses 8.1 and 8.2 shall not apply:

8.3.1 to the Transfer of Shares to an Affiliate of the transferor if such Affiliate first complies with clause 26.2 (and for such purpose an entity jointly controlled by the Liberty Group and the MediaOne Group shall be deemed an Affiliate of each such Group); or

8.3.2 to the Transfer of Shares with the written consent of the Liberty Group (in the case of a Transfer by the MediaOne Group) or the MediaOne Group (in the case of a Transfer by the Liberty Group) provided that such Shareholder Group approves (in its sole discretion) the identity of the transferee and, if the transferee becomes a member of the MediaOne Group or the Liberty Group, the transferee first complies with clause 26.2; or

8.3.3 to the Transfer of Ordinary Shares pursuant to a Permitted Demerger.

8.4 Any attempted Transfer of Shares contrary to the requirements of this clause 8 shall be void and as such shall not be registered by the Company.

Rights of first offer, rights of first refusal and change of control

CLAUSE 9.1 IS DELIBERATELY BLANK

9.2 RIGHTS OF FIRST REFUSAL BETWEEN THE LIBERTY GROUP AND THE MEDIAONE GROUP

9.2.1 Clauses 9.2.2 to 9.2.7 shall not apply to any Transfer by a Shareholder to an Affiliate of that Shareholder or to any Transfers pursuant to a Permitted Demerger (provided that any transferee who is or becomes a member of the same Shareholder Group as the transferor, first duly completes, executes and delivers to the Company a deed of adherence in the form set out in Schedule 2).

9.2.2 Subject to clause 9.2.1, a Liberty Shareholder or MediaOne Shareholder desiring to make a Transfer of Shares (the SELLER) shall first make a written offer (the OFFER) to sell such Shares to the MediaOne Group or the Liberty Group respectively (the RELEVANT PURCHASER) on the same terms and conditions on which the Seller proposes to Transfer the Shares. If the proposed Transfer is a Public Transfer, the Seller shall give notice to the Relevant Purchaser stating the number of Shares it proposes to Transfer and that such Shares will be sold to the Relevant Purchaser at a price per Share equal to the average of the Closing Prices for six Trading Days comprising the three Trading Days prior to and including the date that any notice is sent pursuant to clause 9.2.3 and the three Trading Days following the date of such notice. If the proposed Transfer is a Private Transfer, such offer shall state the price and the other terms and conditions of the proposed Transfer and shall be accompanied by a copy of the offer from the proposed transferee. The price as so determined or stated in the Seller's notice shall be the OFFER PRICE. The foregoing notwithstanding, the Seller may withdraw the Offer without liability to the Relevant

Purchaser hereunder if the Offer Price, determined with respect to any Public Transfer, is less than 90 per cent. of the Closing Price on the date of the Offer (or if such date is not a Trading Day, on the immediately preceding Trading Day).

9.2.3 The Relevant Purchaser shall have the right for a period of 30 days after receipt of the Offer to elect to purchase all, but not less than all, of the Shares offered at the Offer Price (less, in case of a proposed Public Transfer, any underwriting or sales commission or discount that would have been paid in the proposed Public Transfer) by giving written notice of acceptance to the Seller within that period. If the Relevant Purchaser does not elect to purchase all the Shares offered, the Seller may Transfer the offered Shares pursuant to the terms disclosed under clause 9.2.2 which, in the case of a Private Transfer, shall be at a price equal to or greater than the Offer Price. If the offered Shares are not Transferred within 90 days after the Relevant Purchaser's option period expires, a new offer shall be made to the Relevant Purchaser before any Transfer is made.

9.2.4 If in the case of a Private Transfer, a third party's offer involves consideration other than immediate payment of cash at closing, the Relevant Purchaser may pay the Fair Market Value of such other consideration, as determined by agreement between the Seller and the Relevant Purchaser, in cash. If they cannot agree on such cash equivalent within seven days after the Relevant Purchaser gives notice of its election to purchase the offered Shares, the Relevant Purchaser may, by written notice to the Seller, initiate appraisal proceedings under clause 9.2.5 for determination of the Fair Market Value of such consideration. The Fair Market Value shall be determined without regard to income tax consequences to the Seller as a result of receiving cash in lieu of other consideration. Once the Fair Market Value is determined, (i) the Relevant Purchaser, in its sole discretion, may elect either to purchase the Shares in cash by giving notice of such election to the Seller within 10 days after receipt of the appraiser's decision or to withdraw its acceptance of the Offer, and (ii) the Seller may in its sole discretion withdraw the Offer provided that in such case it may not Transfer such Shares pursuant to the proposed Private Transfer.

9.2.5 Any appraisal of the Fair Market Value of consideration shall be made by an appraiser jointly appointed by the Liberty Group and the MediaOne Group to make such determination. If the parties fail to agree on an appraiser within 20 days after receipt of the notice requiring or permitting an appraisal of Fair Market Value, each of the Liberty Group and the MediaOne Group shall appoint one appraiser, which shall be an investment banking firm of national repute. The two appraisers so selected shall each make an appraisal of Fair Market Value within 30 days after their selection. If such determinations vary by 20 per cent. or more of the higher determination, the two appraisers shall select a third appraiser with similar qualifications which shall make its determination of such Fair Market Value within 30 days after its selection. Such third appraiser shall not be informed of or otherwise consider the appraisals of the other two in reaching its determination. The Fair Market Value shall be the average of the two closest values if three appraisals are made or, if the determinations of the first two appraisers vary by 20 per cent. or less of the higher of such two determinations, the average of those two determinations. If any Shareholder Group fails to appoint an appraiser as required hereunder, the other Shareholder Group may refer the matter to the American Arbitration Association, which shall promptly appoint an appraiser hereunder on behalf of the Shareholder Group failing to make such appointment. Appraisers appointed under this clause 9.2.5 shall act as experts and not as arbitrators and, absent fraud or manifest error, the determination of an appraiser or appraisers hereunder shall be binding on the parties.

9.3 CHANGE IN CONTROL OF LIBERTY OR MEDIAONE

If at any time there is an involuntary Change in Control with respect to MediaOne Holdings and its Affiliates or Liberty and its Affiliates, MediaOne Holdings and its Affiliates or Liberty and its Affiliates, as the case may be, experiencing the Change in Control (the SUBJECT GROUP) shall give notice to the other group (the RESPONDING GROUP) promptly after the Subject Group becomes aware of the Change in Control. If at any time a Subject Group experiences a voluntary Change in Control, the Subject Group shall give notice to the Responding Group promptly after the terms of the Change in Control are set forth in a binding agreement. The Responding Group must within 30 days after its receipt of such notice give notice to the Subject Group either (a) consenting to the Change in Control or (b) stating the price at which the Responding Group is willing to sell all of its Shares to the Subject Group or to buy all of the Subject Group's Shares (the QUOTED PRICE). Failure to give notice of such election within the time permitted shall be deemed consent to the Change in Control. If the Responding Group notifies the Subject Group that it does not consent to the Change in Control, the Subject Group must, within 30 days after its receipt of the Responding Group's notice, give notice to the Responding Group of its election to sell all of its Shares to the Responding Group or to buy all of the Responding Group's Shares, in either case at the Quoted Price.

9.4 GENERAL TRANSFER PROVISIONS

9.4.1 The closing of the purchase of any Shares by the Liberty Group or the MediaOne Group pursuant to clause 9.1, 9.2 or 9.3 shall take place at the Company's principal offices:

(a) in the case of clause 9. 1, within 60 days after agreement of the price and proportions in which the Sale Shares can be transferred by the Seller pursuant to clause 9.1.2 or within 30 days after acceptance ("Acceptance") by the Seller of the offer contained in any Offer Notice pursuant to clause 9.13; and

(b) in the case of clauses 9.2 and 9.3 on a day specified by the purchaser (other than a Saturday, Sunday or day on which banking institutions in New York are required by law to be closed) which is no more than 90 days after the day of exercise of the relevant purchase option, or, if later, the date on which all necessary consents to such Transfer by governmental authorities shall have been obtained. At the closing the Seller shall deliver certificates representing the Shares to be sold free and clear of any lien, charge or encumbrance, duly endorsed or accompanied by stock transfers executed in blank, and such other documents as may be reasonably necessary to effectuate the sale. The Seller shall give customary representations and warranties regarding the title of such shares to the Relevant Purchaser(s). The purchase price (to the extent payable in cash) shall be paid in cash in immediately available funds.

9.4.2 The Relevant Purchaser may rescind its notice of acceptance given pursuant to clause 9.2.3 at any time on or prior to the thirtieth day following the date on which such notice is given (but not thereafter) if (i) prior to the date of such notice of acceptance the Relevant Purchaser had sought in good faith a waiver from the Panel with respect to the application of any provision of Rule 9 of the City Code on Takeovers and Mergers which absent such waiver would require the Relevant Purchaser to offer to purchase all of the outstanding Ordinary Shares, and (ii) such waiver or any shareholder approval required by the Panel has been denied (or has not been granted as of the last day of such rescission period) provided that if the Relevant Purchaser so rescinds its acceptance, the 90 day period referred to in clause 9.4.1(b) shall be extended by the number of days between the date of such acceptance and the date of rescission.

9.4.3 Notwithstanding any other provision of this clause 9, no Person may Transfer any Shares unless it has complied with all applicable legal requirements, including without limitation applicable United States federal and state securities laws. Upon the exercise by a Person of any right to acquire Shares hereunder, the parties shall use commercially reasonable efforts to obtain any necessary consents or approvals of any governmental authorities or other third parties necessary to promptly effect such Transfer.

SPECIFIC RIGHTS OF SHAREHOLDER GROUPS TO MAINTAIN OWNERSHIP LEVEL

10.1 The following definitions are used in this clause 10:

15 PER CENT. GROUP means each of the following Shareholder Groups:

(a) the Liberty Group, for so long as the Liberty Group holds 15 per cent. or more of the Ordinary Shares in issue for the time being and from time to time (ignoring any Ordinary Shares issued after 15 April 1998 pursuant to or for the purposes of share options); and

(b) the MediaOne Group, for so long as the MediaOne Group holds 15 per cent or more of the Ordinary Shares in issue for the time being and from time to time

(ignoring any Ordinary Shares issued after 15 April 1998 pursuant to or for the purposes of share options);

PERCENTAGE OWNERSHIP means:

(a) in relation to each 15 Per Cent. Group, issued Ordinary Shares representing 15 per cent. of the Fully Diluted Ordinary Shares; and

(b) in relation to each 7.5 per cent. Group, issued Ordinary Shares representing
7.5 per cent. of the Fully Diluted Ordinary Shares;

QUALIFYING GROUP means a 15 Per Cent. Group or a 7.5 Per Cent. Group;

QUALIFYING SHAREHOLDER means a Shareholder within a Qualifying Group;

RIGHTS ISSUE means an offering of Ordinary Shares or securities convertible into Ordinary Shares or carrying the right to vote at general meetings of the Company's shareholders (whether by way of a rights issue, open offer or otherwise) to holders of Ordinary Shares in the capital of the Company in proportion (as nearly as may be) to their existing holdings of Ordinary Shares but subject to the Directors having a right to make such exclusions or other arrangements in connection with the offer as they deem necessary or expedient:

(a) to deal with equity securities representing fractional entitlements; and

(b) provided that such exclusions or arrangements do not affect any Shareholder Group, to deal with legal or practical problems under the laws of, or the requirements of any recognised regulatory body or any stock exchange in, any territory;

7.5 PER CENT. GROUP means each of the following Shareholder Groups:

(a) the Liberty Group for so long as the Liberty Group holds 7.5 per cent. or more but less than 15 per cent. of the Ordinary Shares in issue for the time being and from time to time (ignoring any Ordinary Shares issued after 15 April 1998 pursuant to or for the purposes of share options); and

(b) the MediaOne Group, for so long as the MediaOne Group holds 7.5 per cent. or more but less than 15 per cent. of the Ordinary Shares in issue for the time being and from time to time (ignoring any Ordinary Shares issued after 15 April 1998 pursuant to or for the purposes of share options).

10.2 Subject to clause 6.1.3, the Company shall give notice to each Qualifying Shareholder of any proposed issuance (other than a Rights Issue) of Ordinary Shares or of securities convertible into or exchangeable for Ordinary Shares or carrying the right to vote at general meetings of the Company's shareholders which would (assuming the conversion or exchange of any such convertible securities and of the securities referred to in Clauses 10.3(ii)(BB)) reduce the percentage of Ordinary Shares owned by (i) a Qualifying Group below its Percentage Ownership, or (ii) TW Holdings and/or the MediaOne Group and/or the Liberty Group together below 50.1 per cent. of the Ordinary Shares in issue for the time being (a Dilutive Issue).

10.3 Without prejudice to clause 10.4, while (a) TW Holdings holds, owns or votes 50.1 per cent. or more of the Ordinary Shares in issue for the time being and from time to time, or (b) TW Holdings, the MediaOne Group and the Liberty Group together hold, own or vote 50.1 per cent. or more of the Ordinary Shares in issue for the time being and from time to time the MediaOne Shareholders and the Liberty Shareholders (the MEDIAONE/LIBERTY SHAREHOLDERS) shall:

(i) on an issue of Ordinary Shares by the Company that would cause such holding, ownership or voting to fall below 50.1%, have the option to subscribe for that number of Ordinary Shares necessary to permit TW Holdings (in the case of (a) above) or TW Holdings and the MediaOne/Liberty Shareholders (in the case of (b) above) to maintain ownership of sufficient issued Ordinary Shares in aggregate as will represent 50.1 per cent. of the Fully Diluted Ordinary Shares immediately following such issue assuming that the options under clause
         10.4 are exercised in full; and

(ii) on an issue of securities by the Company that are convertible into or exchangeable for Ordinary Shares or which carry the right to vote at general meetings of the Company's shareholders (each an Equivalent Security) that would, assuming conversion or exchange of such Equivalent Securities, cause such holding, ownership or voting to fall below 50.1%, have the option to either:

         (AA) subscribe for that number of Equivalent Securities necessary to permit TW Holdings (in the case of (a) above) or TW Holdings and the MediaOne/Liberty Shareholders (in the case of (b) above) to maintain ownership or voting of sufficient issued Ordinary Shares in aggregate as will represent 50.1 per cent. of the Fully Diluted Ordinary Shares immediately following such issue assuming that the options under clause
         10.4 are exercised in full; or

         (BB) immediately prior to the conversion or exchange of the Equivalent Securities held by persons other than TW Holdings or the MediaOne/Liberty Shareholders, subscribe for that number of Ordinary Shares necessary to permit TW Holdings (in the case of (a) above) or TW Holdings and the MediaOne/Liberty Shareholders (in the case of (b) above) to maintain ownership or voting of sufficient issued Ordinary Shares in aggregate as will represent 50.1 per cent. of the Fully Diluted Ordinary Shares immediately following such conversion or exchange assuming that the options under clause 10.4 are exercised in full;

Each of TW Holdings and/or the MediaOne/Liberty Shareholder shall, within 15 days after receipt of a notice from the Company to the effect that all conditions to such issuance (of Ordinary Shares or Equivalent Securities or exchange/conversion of such Equivalent Securities, as the case may be) have been satisfied, notify the Company whether, and to what extent, it wishes to exercise such option and whether it would like to subscribe any surplus Ordinary Shares or Equivalent Securities (as the case may be) under option but not taken up in accordance with this clause. If any Ordinary Shares or Equivalent Securities (as the case may be) under option under this clause in respect of a particular Dilutive Issue are not taken up in accordance with this clause the Company shall allocate such excess Ordinary Shares or Equivalent Securities (as the case may be) to those MediaOne/Liberty Shareholders who requested additional Ordinary Shares or Equivalent Securities (as the case may be) and, in case of competition for such shares, pro rata to their existing holdings of Ordinary Shares.

10.4 The Qualifying Shareholders within each Qualifying Group shall have the option to subscribe for that number of new Ordinary Shares (in such proportions as they may agree and otherwise among them pro rata according to their respective shareholdings) necessary to permit their Qualifying Group to maintain ownership of sufficient Ordinary Shares to maintain its percentage ownership of Ordinary Shares immediately following a Dilutive Issue assuming and provided that such Qualifying Shareholder exercised its option (if any) under clause 10.3 in full. Each Qualifying Shareholder shall, within 15 days after receipt of notice from the Company to the effect that all conditions to such issuance have been satisfied, notify the Company whether, and to what extent, it wishes to exercise such option, which may be exercised in full or in part.

10.4A The Qualifying Shareholders within each Qualifying Group shall:

(i) on an issue of Ordinary Shares have the option to subscribe for that number of new Ordinary Shares (in such proportions as they may agree and otherwise among them pro rata according to their respective shareholdings) necessary to permit their Qualifying Group to have ownership of sufficient issued Ordinary Shares so as to maintain its Percentage Ownership immediately following a Dilutive Issue assuming and provided that such Qualifying Shareholder exercised its option (if any) under clause 10.3 in full; and

(ii) on an issue of securities by the Company that are convertible into or exchangeable for Ordinary Shares or which carry the right to vote at general meetings of the Company's that would, assuming conversion or exchange of such Equivalent Securities, cause their ownership of issued Ordinary Shares to fall below its Percentage Ownership, have the option to either:

         (i) subscribe for that number of Equivalent Securities (in such proportions as they may agree and otherwise among them pro rata according to their respective shareholdings) necessary to permit their Qualifying Group to have ownership of sufficient issued Ordinary Shares so as to maintain its Percentage Ownership immediately following such issue assuming that the options under clause 10.3 are exercised in full; or

         (ii) on the conversion or exchange of the Equivalent Securities held by persons other than the Qualifying Shareholders, subscribe for that number of Ordinary Shares necessary to permit the Qualifying Shareholders to have ownership of sufficient issued Ordinary Shares in aggregate so as to maintain its Percentage Ownership immediately following such conversion or exchange assuming that the options under clause 10.3 are exercised in full.

Each Qualifying Shareholder shall, within 15 days after receipt of notice from the Company to the effect that all conditions to such issuance have been satisfied, notify the Company whether, ands to what extent, it wishes to exercise such option, which may be exercised in full or in part.

10.5 Prior to exercising their rights under clauses 10.3, 10.4 or 10.4 A the MediaOne Group and the Liberty Group agree with each other to consult each other and, if the exercise of their rights to the desired extent may have implications under Rule 9 of the City Code on Takeovers and Mergers, to consult the Panel. If within 10 days of receipt of notice from the Company to the effect that all conditions to the proposed issuance have been satisfied the Panel has not granted or has denied a waiver of all requirements under Rule 9 for the Liberty Group or the MediaOne Group to make a mandatory offer as a result of the exercise of their rights under clauses 10.3, 10.4 or 10.4A or any shareholder approval required by the Panel has not been granted or has been denied and both the MediaOne Group and the Liberty Group wish to exercise their rights under clauses 10.3, 10.4 or 10.4A to an extent which in aggregate would trigger the requirement for a mandatory offer under Rule 9, unless Liberty and MediaOne Holdings otherwise agree, the Liberty Group and the MediaOne Group shall exercise their rights under clauses 10.3 or 10.4 only to the maximum extent practicable without triggering any requirement under Rule 9 for a mandatory offer and, in case of competition, pro rata to their then existing holdings of Ordinary Shares.

10.6 Any Ordinary Shares subscribed for by a Qualifying Shareholder, TW Holdings and/or the MediaOne/Liberty Shareholders pursuant to clause 10.3(i), 10.4 or 10.4A(i) shall be subscribed for in cash at a price per share equal to the average Closing Price for the 10 consecutive Trading Days ending on the Trading Day immediately preceding the date of the Dilutive Issue. Such Ordinary Shares shall be issued immediately before the issue of Ordinary Shares which gave rise to the option described in this clause 10.

10.6A Any Ordinary Shares subscribed for by TW Holdings and/or the MediaOne/Liberty Shareholders pursuant to Clause 10.3(ii) or 10.4A(ii) shall be subscribed in cash at a price per share equal to the average Closing Price for the 10 consecutive Trading Days ending on the Trading Day immediately preceding the date of issue of the Ordinary Shares arising from the conversion/exchange of the Equivalent Securities that gave rise to TW Holdings' and/or the MediaOne/Liberty Shareholders' right to subscribe. Such Ordinary Shares shall be issued immediately before the issue of the Ordinary Shares which gave rise to the option arising on conversion/exchange of the Equivalent Securities.

10.6B Any Equivalent Securities subscribed for by TW Holdings and/or the MediaOne/Liberty Shareholders pursuant to Clause 10.3(ii) or 10.4A(ii) shall be subscribed in cash at a price per Equivalent Security equal to the subscription price of such Equivalent Securities to third party investors at the time of their issue.

10.7 The Company will seek statutory authority to allot Ordinary Shares (pursuant to section 80 of the Act) and for the disapplication of the statutory pre-emption rights (pursuant to section 95 of the Act) for a period of five years and hereby agrees to use its reasonable endeavours to renew any and every such statutory authority to allot and for the disapplication of the pre-emption rights thereafter for so long as the Company is obligated by the anti-dilution provisions of this clause 10. The Company further undertakes that it shall only increase the Fully Diluted Ordinary Shares if thereafter there is sufficient authorised but unissued share capital for the Company to comply with its obligations pursuant to this clause 10 and also only if there are outstanding and valid a statutory authority to allot (pursuant to section 80 of the Act) and a disapplication of the statutory pre-emption rights (pursuant to section 95 of the Act) in respect of sufficient Ordinary Shares for the Company to comply with its obligations under this clause. The Shareholders undertake to each other and to the Company to vote in favour of any such proposed resolutions.

10.8 The Company shall use all reasonable efforts to ensure that all Ordinary Shares issued pursuant to this clause 10 are admitted to the Official List by the London Stock Exchange.

10.9 MediaOne, Liberty and TW Holdings agree that, if as a result of the conversion of the Company's outstanding 5.4% senior convertible notes due 2007, TW Holdings and/or the MediaOne/Liberty Shareholders become entitled to exercise their option to subscribe for Ordinary Shares under Clause 10.3(ii) (in relation to the 50.1% threshold referred to in that clause), they shall seek to satisfy their right to subscribe for such shares by purchasing Ordinary Shares in the market and shall only exercise such option to the extent that such purchases are not possible either (i) at or close to the price per share that would be payable on exercise of their options in Clause 10, or (ii) without incurring an obligation to make a mandatory cash offer for the Company under Rule 9, Provided always that this Clause 10.9 shall not apply to a conversion of such notes that would cause a Qualifying Shareholder's Qualifying Group to cease being a 15 Per Cent. Group or a 7.5 Per Cent. Group as applicable.

GENERAL RIGHTS OF SHAREHOLDER GROUPS TO MAINTAIN OWNERSHIP LEVEL

11. The Company agrees to use its best efforts, consistent with the interests of shareholders generally, to ensure that any issuance of Shares is done in a manner that provides each Shareholder Group with an opportunity to acquire additional Shares in amounts necessary from time to time to enable them to maintain their percentage Ordinary Share ownership in the Company. The Company shall apply for all such Ordinary Shares to be admitted to the Official List by the London Stock Exchange.

NON-COMPETITION

12.1 Subject to clauses 12.5 and 12.6, MediaOne Holdings undertakes to the Company that (unless the Company, by a vote of directors other than those appointed by the MediaOne Shareholders consents) it will procure that neither MediaOne nor any of its Controlled Affiliates shall, so long as the MediaOne Shareholders have the right to appoint two directors to the Board and for a period of one year after the MediaOne Shareholders cease to have such right:

12.1.1 own directly assets comprising Cable Telephony and Cable Television systems in the United Kingdom (excluding in respect of terrestrial TV) other than through its relationship with the Company and the Company's Affiliates; or

12.1.2 acquire an equity interest in any Person (other than the Company, TWE, Flextech plc, MPC or their Controlled Affiliates) if (a) at the time of such acquisition such Person directly or indirectly through one or more Controlled Affiliates owns any Cable Telephony or Cable Television systems in the UK (excluding in respect of terrestrial TV), unless immediately prior to such acquisition the acquirer and its Controlled Affiliates owned more than 10 per cent. of the outstanding equity interests in such Person, or (b) such acquisition of equity interests is being made pursuant to an agreement or arrangement in which the proceeds of the issuance of such equity interest would be used to acquire or invest in a Cable Telephony or Cable Television system in the UK (excluding in respect of terrestrial TV).

12.2 Subject to clauses 12.5 and 12.6, Liberty undertakes to the Company that (unless the Company, by a vote of directors other than those appointed by the Liberty Shareholders consents) it will procure that neither Liberty Media Corporation nor any of its Controlled Affiliates shall, so long as the Liberty Shareholders have the right to appoint two directors to the Board and for a period of one year after the Liberty Shareholders cease to have such right:

12.2.1 own directly assets comprising Cable Telephony and Cable Television systems in the United Kingdom (excluding in respect of terrestrial TV) other than through its relationship with the Company and the Company's Affiliates; or

12.2.2 acquire an equity interest in any Person (other than the Company, Flextech plc, MPC, At Home Corporation, Princes Holdings Limited or their Controlled Affiliates) if (a) at the time of such acquisition such Person directly or indirectly through one or more Controlled Affiliates owns any Cable Telephony or Cable Television systems in the UK (excluding in respect of terrestrial TV), unless immediately prior to such acquisition the acquirer and its Controlled Affiliates owned more than 10 per cent. of the outstanding equity interests in such Person, or (b) such acquisition of equity interests is being made pursuant to an agreement or arrangement in which the proceeds of the issuance of such equity interest would be used to acquire or invest in a Cable Telephony or Cable Television system in the UK (excluding in respect of terrestrial TV).

12.3 DELIBERATELY BLANK

12.4 DELIBERATELY BLANK

12.5 Notwithstanding the restrictions set forth in clauses 12.1 and 12.2 MediaOne Holdings, MediaOne, Liberty Media Corporation and Liberty, and their respective Controlled Affiliates (each a RELEVANT INVESTOR) may acquire and subsequently own assets comprising Cable Television or Cable Telephony systems in the UK if, prior to the Relevant Investor acquiring such assets, it first offers the opportunity to the Company, stating the terms on which the opportunity is available. The Company shall within 30 days after receipt of such notice give notice to the Relevant Investor stating whether it wishes to undertake such opportunity and failure to do so shall be deemed re election of the right to undertake the opportunity. The directors appointed by the Shareholder Group of which the Relevant Investor is a member (RELEVANT INVESTOR GROUP) shall not vote with respect to any decision by the Company whether to pursue an opportunity offered by the Relevant Investor Group, and if the Relevant Investor Group votes as a shareholder against any means of funding the pursuit of such opportunity which requires shareholder approval (other than a guarantee or similar agreement that would impose an obligation on the Relevant Investor Group), the Relevant Investor Group shall not pursue the opportunity independently. In the event that the Company notifies the Relevant Investor that it does not wish to undertake such opportunity then within a further 180 days of such notification the Relevant Investor may take all necessary actions to enter into agreements relating to such opportunity (on terms no more favourable than those offered to the Company) and to the extent the Relevant Investor does not do so then before entering into such agreements after the expiry of such 180 day period it must first re-offer the opportunity to the Company on the terms set out herein. Except as stated herein, MediaOne, MediaOne Holdings, Liberty Media Corporation and Liberty and their Controlled Affiliates shall be free to pursue any other business opportunity anywhere in the world.

12.6 Nothing contained in this clause 12 shall prohibit or otherwise restrict MediaOne, MediaOne Holdings, Liberty Media Corporation and Liberty or their respective Affiliates from:

12.6.1 owning or acquiring 10 per cent or less of the outstanding equity of a Person that engages in Cable Television or Cable Telephony in the United Kingdom;

12.6.2 owning or acquiring an interest in any Person engaged in (a) Wireless Telephony, (b) billing, validation or call authorisation service and related or ancillary services for use by any provider of telecommunications services, or
(c) any subscriber voice or data telecommunications transmission service that interconnects a Group System with any other telecommunications networks outside the licensed territory of any Group System, but does not compete with a Group System for Cable Telephony customers;

12.6.3 directly or indirectly providing any subscriber voice or data telecommunications transmission service (including but not limited to Wireless Telephony) that operates only in part by cable links to subscribers' premises (except in respect of the interconnection of such service to cable links which serve customers in the licensed territory of any Group System, but the ability to engage in such service outside of such interconnection shall not be restricted);

12.6.4 owning or acquiring, directly or indirectly, an interest in any Person that provides, or is providing, programming or content services in the United Kingdom; or

12.6.5 acquiring an interest in any Person whose annual gross revenues from Cable Television and Cable Telephony in the United Kingdom in its most recently completed fiscal year prior to the acquisition constituted 20 per cent. or less of its total annual gross revenues, provided that if any of MediaOne Holdings, Liberty or their respective Controlled Affiliates acquires in accordance with this clause 12.6.5 after the date hereof a Controlling interest in any Person (other than Flextech plc, TWE or MPC or their Controlled Affiliates) which owns Cable Television or Cable Telephony assets in the United Kingdom, the Company shall have the option (subject to third party rights and any contractual restrictions) so long as clause 12.1, 12.2, 12.3 or 12.4, as the case may be, is applicable to the acquirer's Shareholder Group, to acquire the interest in the Cable Television and Cable Telephony assets in the United Kingdom of that Person for the Fair Market Value thereof payable in cash provided that (a) the option must be exercised, if at all, by the Company by giving written notice to the Relevant Investor within 30 days after the Relevant Investor gives notice to the Company of the existence of such opportunity and closed within 120 days after the date of the notice of exercise and (b) the Relevant Investor acquiring such interest shall not vote on any decision whether to exercise the option granted in this clause 12.6.5.

12.7 Each of the exceptions set forth in clauses 12.6.1 through 12.6.5. is separately applicable and independent of any of the other exceptions.

12.8 Whenever the Fair Market Value of any transaction or interest is required to be determined hereunder, the Relevant Investor and the Company may upon notice require that Fair Market Value determination be made by an appraiser jointly appointed by the Relevant Investor and the Company. If the Relevant Investor and the Company fail to agree on an appraiser within 20 days after receipt of the notice requiring an appraisal of Fair Market Value, they shall each appoint one appraiser, which shall be an investment banking firm of national repute in the UK. The two appraisers so selected shall each make an appraisal of Fair Market Value within 30 days after their selection. If such determinations vary by 20 per cent. or more of the higher determination, the two appraisers shall select a third appraiser with similar qualifications which shall make its determination of such Fair Market Value within 30 days after its selection. Such third appraiser shall not be informed of or otherwise consider the appraisals of the other two in reaching its determination. The Fair Market Value shall be the average of the two closest values if three appraisals are made or, if the determinations of the first two appraisers vary by less than 20 per cent. of the higher of such two determinations, the average of those two determinations. If any party fails to appoint an appraiser as required hereunder, the other party may refer the matter to the American Arbitration Association, which shall promptly appoint an appraiser hereunder on behalf of the party failing to make such appointment. The 30 - day period specified in clause 12.6.5 above shall be suspended pending final determination of Fair Market Value. Appraisers appointed under this clause shall act as experts and not as arbitrators and, absent fraud or manifest error, the determination of an appraiser hereunder shall be binding on the parties.

SCOPE OF COMPANY BUSINESS

13. Subject to clause 14, the Company agrees with each of the MediaOne Group and the Liberty Group, for so long as it is a Qualifying Group, that the business of the Company and its Controlled Affiliates shall be limited to providing Cable Television, Cable Telephony services and Wireless Telephony services in the United Kingdom and all matters incidental thereto, including television programming in the United Kingdom incidental to the Company's Cable Television business in the United Kingdom (collectively, Company Business), and such other businesses as such Shareholder Group shall approve by written consent. The Company shall not own or acquire an equity interest in any Person that engages in a business other than those in which the Company is permitted to engage pursuant to this clause 13. Neither the Company nor any of its Affiliates shall use the "Telewest" mark (or any mark confusingly similar to it) outside of the UK and the Liberty Shareholders, the MediaOne Shareholders and their respective Affiliates shall not use the "Telewest" mark (or any mark confusingly similar to it) within the UK.

CONTRACTUAL RESTRICTIONS

14.1 The Company undertakes to the MediaOne Group that so long as the MediaOne Shareholders own more than 5 per cent. of the Company's issued Ordinary Shares and so long as the contractual restrictions described in Part 1 of Schedule 1 remain in effect, the Company will not knowingly take or omit to take (and will not permit its Controlled Affiliates to take or omit to take) any action that could cause a breach or violation of the contractual restrictions (as such exist on the date hereof) described in Part 1 of Schedule 1, and also undertakes to the Liberty Group that for so long as the Liberty Shareholders own more than 5 per cent. of the Company's issued Ordinary Shares and so long as the contractual restrictions described in Part II of Schedule 1 remain in effect, that the Company will not knowingly take or omit to take (and will not permit its Controlled Affiliates to take or omit to take) any action that could cause a breach or violation of the contractual restrictions (as such exist on the date hereof) described in Part II of Schedule 1.

14.2 Notwithstanding anything in this Agreement to the contrary, the Company may
(i) engage in the business of Fixed Wireless Telephony services, (ii) sell Wireless Telephony services solely as a distributor or retailer of such services through a contractual relationship with one or more owners of any Wireless Telephony business, including but not limited to MPC, provided that the Company does not have any ownership interest in and does not operate such Wireless Telephony business, and (iii) the Company may jointly invest with MPC in mobile radio voice telephony networks to be constructed by MPC or its Affiliates.

INDEMNIFICATION

15.1 The Company shall indemnify and hold harmless each of Liberty and MediaOne Holdings for themselves and as trustees for their respective Affiliates and each Relevant Person from and against any costs, damages, liabilities and obligations (including but not limited to attorneys' fees and payment of any settlement or judgment) arising out of any claim, action or proceeding relating to the Offer Documents, except those matters as to which such Person or one of its Affiliates has specifically agreed to indemnify the Company pursuant to this clause 15. If the indemnification in this clause 15 is at any time legally or procedurally unavailable to any Person, the Company shall contribute to the amount paid or payable by such Person on account of such claim, action or proceeding an amount equal to the amount the Company otherwise would be required to pay that Person as indemnification under this clause 15.

15.2 The Liberty Shareholders shall indemnify and hold harmless the Company and its directors, officers and employees for the time being and from time to time from and against any costs, damages, liabilities and obligations (including but not limited to attorneys' fees and payment of any settlement or judgment) arising out of any claim, action or proceeding (including any claim by any other Shareholder pursuant to this clause 15) relating to any portion of the Offer Documents provided by the Liberty Group in writing for use in the Offer Documents and/or arising from any failure by the Liberty Group to provide all the information required to be disclosed in relation to the Liberty Group in the Offer Documents. If the indemnification provided in this clause 15.2 is at any time legally or procedurally unavailable to any person, the Liberty Shareholders shall contribute to the amount paid or payable by such Person on account of such claim, action or proceedings an amount equal to amount they otherwise would be required to pay that Person as indemnification under this clause 15.2.

15.3 The MediaOne Shareholders shall indemnify and hold harmless the Company and its directors, officers and employees for the time being and from time to time from and against any costs, damages, liabilities and obligations (including but not limited to attorneys' fees and payment of any settlement or judgment) arising out of any claim, action or proceeding (including any claim by any other Shareholder pursuant to this clause 15) relating to any portion of the Offer Documents provided by the MediaOne Group in writing for use in the Offer Documents and/or arising from any failure by the MediaOne Group to provide all the information required to be disclosed in relation to the MediaOne Group in the Offer Documents. If the indemnification provided in this clause 15.3 is at any time legally or procedurally unavailable to any Person, the MediaOne Shareholders shall contribute to the amount paid or payable by such Person on account of such claim, action or proceeding an amount equal to that amount they otherwise would be required to pay that Person as indemnification under this clause 15.3.

15.4 DELIBERATELY BLANK

15.4 DELIBERATELY BLANK

15.6 DELIBERATELY BLANK

15.7 Each Shareholder Group and the Company shall act reasonably to mitigate any loss or liability in respect of which it claims indemnity under this Clause 15.

GAIN RECOGNITION CONSENT REQUIREMENTS

16. The Company covenants to each of the MediaOne Group and the Liberty Group that for so long as (i) they each own or (ii) the MediaOne Group and the Liberty Group in aggregate own at least 7.5 per cent. of the Ordinary Shares in issue the Company will not and will procure that no member of the Telewest Group will,
(i) without the written consent of such Shareholder Group, dispose of assets (including securities of an Affiliate of the Company) in one transaction or a series of related transactions within any 18 month period having a Fair Market Value of 20,000,000 or more if, in the judgment of such Shareholder Group, the disposition could require it to recognise gain under the Gain Recognition Agreements between it and the US Internal Revenue Service or (ii) in the case of MediaOne and the Liberty Group, dispose of or reorganise any interest in or Control of any member of the Telewest Group intra-group or acquire any equity interest in a Person not Affiliated with the Company immediately prior to such acquisition if the effect of any such disposition, reorganisation or acquisition would be to create an intermediate holding Person within the Telewest Group. The Company shall be entitled to conclusively rely on notice from either of MediaOne Holdings or Liberty (as the case may be) as to any consent given by their respective Shareholder Groups.

CITY CODE ON TAKEOVERS AND MERGERS

17. If any Shareholder Group takes any action which causes another Shareholder Group or Groups to be under an obligation pursuant to Rule 9 of the City Code on Takeovers and Mergers (the Code), the Shareholder Group which takes such action shall fulfil all the obligations of such other Shareholder Group or Groups (but not the Company) thereunder and shall pay all consideration and expenses attributable to such Shareholder Group or Groups in connection therewith.

CONFIDENTIALITY

18. Save as required by law or any regulatory authority, each Shareholder shall keep confidential, and shall procure that all members of its Shareholder Group will keep confidential, any confidential information of the Telewest Group which is or has been given to it by or on behalf of the Telewest Group unless the information is already in the public domain other than through the default of the Shareholder or a member of its Shareholder Group in complying with this clause.

JOINT AND SEVERAL LIABILITY FOR CONTROLLED AFFILIATES

19. MediaOne Holdings and Liberty shall each be jointly and severally liable with their respective Controlled Affiliates for any and all of the obligations and liabilities of their respective Controlled Affiliates under this Agreement.

TERM

20. This Agreement shall continue whilst any party hereto retains any rights and/or obligations hereunder and shall terminate forthwith (in relation to a party no longer having any rights and/or obligations) upon that ceasing to be the case.

TERMINATION OF 1994 AND 1995 AGREEMENTS

21.1 This Agreement supersedes the 1994 Agreements, the 1995 Agreements and the 1998 Agreements and each parties' further rights and obligations thereunder shall cease upon this Agreement becoming unconditional provided that the parties' rights and obligations accrued thereunder prior to such time shall not be affected.

21.2 The Company, the MediaOne Group and the Liberty Group shall comply with the provisions of Schedule 3 in place of clauses 16(b) and (c) and 17 of the Old Relationship Agreement.

COMPETITION

22. DELIBERATELY BLANK

COSTS

23. Each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

FURTHER ASSURANCE

24. The parties agree that they shall execute and deliver any other documents and instruments, and take any other actions reasonably requested by another party necessary or appropriate to give effect to this Agreement.

GENERAL

25.1 Whenever in this Agreement action by a Shareholder Group is required or permitted, that action shall be deemed taken if approved by members of that Shareholder Group owning a majority of the total number of Shares owned by all the members of that Shareholder Group.

25.2 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

25.3 The parties agree that each party would be irreparably damaged if any party failed to perform any obligation under this Agreement, and that such party would not have an adequate remedy at law for money damages in such event. Accordingly, each party hereto will be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement. This provision is without prejudice to any other rights that such party may have under this Agreement, at law or in equity.

25.4 The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

25.5 The rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

25.6 The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including such provision, in any other jurisdiction.

25.7 Each date, time or period referred to in this Agreement is of the essence. If the parties agree in writing to vary a date, time or period, the varied date, time or period is of the essence.

ASSIGNMENT

26.1 A party may not assign or transfer or purport to assign a right or obligation under this Agreement without having first obtained the written consent of the other parties.

26.2 The benefit of the rights of a Shareholder (subject to the burden of the obligations of a Shareholder) under this Agreement shall be afforded to a transferee who is or becomes a member of the same Shareholders Group as the transferor provided that the transferee duly completes, executes and delivers to the Company a deed of adherence in the form set out in Schedule 2.

NOTICES

27.1 Any notice under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served by leaving it or sending it by fax, prepaid recorded delivery or registered post (and air mail if overseas) to the address and for the attention of the party receiving it set out in clause
27.2 or as otherwise notified under this Agreement. In the absence of evidence of earlier receipt, any notice so served shall be deemed to have been received:

(a) if delivered personally, when left at the relevant address;

(b) if sent by mail other than air mail, 48 hours after posting it;

(c) if sent by air mail, 96 hours after posting it;

(d) if sent by fax, on receipt of confirmation of its transmission.

27.2 The current addresses of the parties for the purpose of clause 27.1 are set out below. These may be altered by the parties by notice to the other parties at any time:

MediaOne Holdings                          7800 E. Orchard Road Suite 480
MediaOne UK                                Englewood
MediaOne Cable:                            Colorado 80111 USA

                                           For the attention of: General Counsel
                                           Fax: 1 303 793 6707

Liberty                                    9197 South Peoria Street
UAP-E:                                     Englewood
                                           Colorado 80112 USA

                                           For the attention of: Charles Tanabe
                                           Fax: 1 720 875 5382

Company:                                   Genesis Business Park
                                           Albert Drive
                                           Woking
                                           Surrey GU21 5RW

                                           For the attention of: Victoria Hull
                                           Fax: 01483 295165

GOVERNING LAW AND JURISDICTION

28.1 This Agreement is governed by and shall be construed in accordance with English law.

28.2 The courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, PROCEEDINGS and DISPUTES) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

28.3 Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

28.4 Process by which any Proceedings are begun in England may be served on any party by being delivered in accordance with clause 27 or may be served on the parties without addresses in England (as set out in clause 27.2 above) by being delivered to the agents at the addresses indicated below (or such other agent or address as the party in question may notify to the other parties):

MediaOne-Holdings--MediaOne-UK WGM Secretaries Limited
UK, MediaOne Cable                 One South Place
                                   London EC2 2WG

                                           For the attention of: Fiona
                                           Spiers/Anne Burditt
                                           Fax: 0171 903 0990

Liberty, UAP-E:                            Grays Inn Secretaries Limited
                                           5 Chancery Lane
                                           London EC4 1BU

                                           For the attention of Philip Goodwin/
                                           Simon Brown
                                           Fax: 0171 404 0087

Nothing contained in this clause 28.4 affects the right to serve process in another manner permitted by law.

COUNTERPARTS

29. This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

                                   SCHEDULE 1

                            CONTRACTUAL RESTRICTIONS

                                     PART I

(a) In certain agreements that established a partnership to operate the One 2 One mobile radio voice network, MediaOne has agreed to certain contractual restrictions which provide that neither MediaOne nor its Affiliates (including the Company) will directly or indirectly carry on or have a shareholding or other economic interest in a person which carries on or has applied for a license to carry on, as all or part of its business the activity of running a mobile radio voice telephony network for the provision of telecommunication services to the general public within any part of the UK. So long as MediaOne owns an equity interest in the One 2 One partnership or any successor to the One 2 One partnership (including the current partnership after admission of one or more new partners) in excess of the minimum interest specified in the One 2 One agreement as of the date of this Agreement, such contractual restrictions contained in any agreements governing the business of a successor to the One 2 One partnership (including the current partnership after admission of one or more new partners) shall become part of this Schedule 1 provided that such restrictions are not broader in scope than those in effect on the date of this Agreement.

(b) MediaOne has agreed that MediaOne and certain of its affiliates will not compete with Time Warner Entertainment Company, L.P. (TWE) in certain businesses, and that they will offer TWE a right of first refusal in certain circumstances, as disclosed in the IPO Documents.

                                     PART II

(a) Flextech plc has a right of first refusal with respect to participation in English-language programming business in the United Kingdom and Europe under certain circumstances described in the IPO Documents.

(b) In an agreement relating to the establishment of a joint venture between BBC Worldwide and Flextech plc for the establishment and broadcast of television programme services in the United Kingdom, Liberty has agreed that it will not itself, and that it will procure that no company of which it has voting control will, acquire an interest in excess of 20 per cent. of the issued share capital of a company which owns a commercial broadcast television channel which competes with one or more of the channels to be established under such joint venture.

                                   SCHEDULE 2

                                DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on [      ] 199[ ]

BY[_____ _____ ] of [_____ _____] (the COVENANTOR) in favour of the persons whose names are set out in the schedule to this Deed and is supplemental to the 1999 Amended and Restated Relationship Agreement dated [_____ _____] made by (1) MediaOne International Holdings, Inc., (2) MediaOne UK Cable, Inc. and MediaOne Cable Partnership Holdings, Inc., (3) Liberty Media International, Inc., (4) United Artists Programming Europe, Inc. and (5) Telewest Communications plc (the RELATIONSHIP AGREEMENT).

THIS DEED WITNESSES as follows:

1. The Covenantor confirms that it has been given and read a copy of the Relationship Agreement and covenants with each person named in the schedule to this Deed to perform and be bound by all the terms of the Relationship Agreement as if the Covenantor were a party to the Relationship Agreement as a Shareholder.

2. This Deed is governed by English law.

IN WITNESS WHEREOF this Deed has been executed by the Covenantor and is intended to be and is hereby delivered on the date first above written.

                                    SCHEDULE

[Parties to Relationship Agreement including those who have executed earlier deeds of adherence.]

                                   SCHEDULE 3

            PROVISIONS PRESERVED FROM THE OLD RELATIONSHIP AGREEMENT

1.       Costs Relating To Telewest Interests

The Company undertakes to reimburse Liberty (for itself and on behalf of TCI and its Affiliates) and MediaOne Holdings (for itself and on behalf of MediaOne and its Affiliates) for all losses, damages, costs, liabilities, deficiencies, claims, suits, proceedings, demands, judgements, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and legal, accounting, experts' and other fees, costs and expenses) (but excluding taxes) based upon, arising out of or associated with (i) the ownership of the Telewest Interests prior to, on or following the Public Offering, (ii) the dissolution and liquidation of the UCs and obligations and liabilities of the UCs arising prior to, upon or subsequent to their dissolution relating to the ownership and operation of the Telewest Interests and (iii) the TCI Investors and the MediaOne Investors having been members of the UCs.

2.       Taxation Costs Relating to Telewest Interests

The Company undertakes to reimburse Liberty (for itself and on behalf of TCI and its Affiliates) and MediaOne Holdings (for itself and on behalf of MediaOne and its Affiliates) for all liabilities for taxes which they incur and which arise in respect of the operation of the businesses carried on by the Telewest Interests prior to or following the Public Offering including (but not limited to) Value Added Tax, income tax levied pursuant to the Pay As You Earn Regulations and income tax levied pursuant to the Income Tax (Sub-Contractors in the Construction Industry) Regulations and excluding (for the avoidance of doubt) any tax liabilities in respect of which Liberty or MediaOne Holdings have agreed to indemnify Old Telewest under the Tax Deed.

3.       Limitations on Reimbursement and Payment Obligations

No reimbursement or payment due pursuant to clause 1, 2 or 4 or arising out of any breach or violation of the Old Relationship Agreement or the Related Agreements shall be made unless the aggregate amount payable by that party on account of all such matters exceeds (pound)10,000, and if such amount is exceeded all payments and reimbursements shall be paid by that party in full.

4.       Indemnifications

(a) The Company undertakes to indemnify and hold harmless Liberty (for itself and on behalf of TCI and its Affiliates) and MediaOne Holdings (for itself and on behalf of MediaOne and its Affiliates) from and against any costs, damages, liabilities and obligations (including but not limited to attorneys' fees and payment of any settlement or judgment) arising out of any claim, action or proceeding relating to the IPO Documents and the Contemplated Transactions, except those matters as to which the Investors specifically made a representation or warranty to Old Telewest or agreed specifically to reimburse Old Telewest. If the indemnification provided in this clause 4(a) is at any time legally or procedurally unavailable to any Person, the Company shall contribute to the amount paid or payable by such Person on account of such claim, action or proceeding an amount equal to the amount the Company otherwise would be required to pay that Person as indemnification under this clause 4(a).

(b) Liberty and UAP-E undertake to indemnify and hold harmless the Company from and against any costs, damages, liabilities and obligations (including but not limited to attorneys' fees and payment of any settlement or judgment) arising out of any claim, action or proceeding relating to any portion of the IPO Documents provided by the TCI Investors in writing for use in the IPO Documents. If the indemnification provided in this clause 4(b) is at any time legally or procedurally unavailable to any Person, Liberty and UAP-E shall contribute to the amount paid or payable by such Person on account of such claim, action or proceeding an amount equal to the amount Liberty and UAP-E otherwise would be required to pay that Person as indemnification under this clause 4(b).

(c) MediaOne Holdings and the MediaOne Investors undertake to indemnify and hold harmless the Company from and against any costs, damages, liabilities and obligations (including but not limited to attorneys' fees and payment of any settlement or judgment) arising out of any claim, action or proceeding relating to any portion of the IPO Documents provided by the MediaOne Investors in writing for use in the IPO Documents. If the indemnification provided in this clause 4(c) is at any time legally or procedurally unavailable to any Person, the MediaOne Investors shall contribute to the amount paid or payable by such Person on account of such claim, action or proceeding an amount equal to the amount the MediaOne Investors otherwise would be required to pay that Person as indemnification under this clause 4(c).

5.       Definitions

Set out below are the definitions of the defined terms which are only used in this Agreement in Schedule 3 above (which are accurate as at 22 November 1994 being the date of the Old Relationship Agreement):

Contemplated Transactions means the transactions contemplated by the Old Relationship Agreement and the Related Agreements, including the transfer by the MediaOne Investors and the TCI Investors of the Telewest Interests to the UCs;

MediaOne Investors, means MediaOne UK and MediaOne Cable;

Public Offering means the public offering in 1994 of Ordinary Shares for sale to the public;

Related Agreements means the following agreements entered into on the date of the Old Relationship Agreement (22 November 1994):

(a) Technology Licensing Agreements between (i) Old Telewest and Liberty, and (ii) Old Telewest and MediaOne Holdings;

(b) Trademark Licensing Agreements between (i) Old Telewest and MediaOne, and (ii) Old Telewest and TCI;

(c) Secondment Agreements between (i) Old Telewest and TCI, and (ii) Old Telewest and an Affiliate of the MediaOne Investors;

(d)      Tax Deed between Old Telewest, Liberty and MediaOne Holdings; and

(e) Registration Rights Agreements between (i) Old Telewest and the TCI Investors and (ii) Old Telewest and the MediaOne Investors;

Tax Deed means deed of indemnity against taxation entered into by Old Telewest, Liberty and MediaOne Holdings dated 22 November 1994;

TCI Investors means UAP-E and United Artists Cable Television UK Holdings,
Inc.;

Telewest Interests means the interests owned by the TCI Investors and the MediaOne Investors in the following partnerships, which were engaged in the Cable Television and Cable Telephony businesses in the UK on the date of the Old Relationship Agreement:

(a)      TCI/U S WEST Cable Communications Group;

(b)      Avon Cable Limited Partnership;

(c)      Edinburgh Cable Limited Partnership;

(d)      Estuaries Cable Limited Partnership;

(e)      United Cable (London South) Limited Partnership;

(f)      Tyneside Cable Limited Partnership; and

(g)      Cotswolds Cable Limited Partnership;

UCs means Theseus No. 1 (to whom the TCI Investors contributed their Telewest Interests on 21 November 1994) and Theseus No.2 (to whom the MediaOne Investors contributed their Telewest Interests on 21 November 1994).